Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid, Incorporated and subsidiaries:

We consent to the use of our report dated March 6, 2013, with respect to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Hartford, Connecticut
February 18, 2014